Exhibit 99.1

WILD ANIMAL SAFARI® PINE MOUNTAIN CELEBRATES REMARKABLE RECOVERY ONE YEAR AFTER DEVASTATING TORNADO

PINE MOUNTAIN, Georgia (March 26, 2024) – Parks! America (OTCPink: PRKA), commemorated today the one-year anniversary of the tornado that wreaked havoc on the grounds of its Wild Animal Safari Park in Pine Mountain, Georgia. Despite facing unprecedented challenges, the park has demonstrated resilience, undergoing extensive reconstruction efforts to restore and enhance animal habitats, park infrastructure, and the guest experience to continue providing an unforgettable wildlife adventure for visitors.

In the wake of the tornado on March 26th, 2023, Wild Animal Safari® Pine Mountain encountered significant setbacks from immediate storm damage, including over 4,500 fallen trees, miles of damaged fencing, with nearly 20 structures and animal habitats sustaining significant damage. This led to a twenty-day park closure and a loss of over $1 million in revenue. Through unwavering determination and community support, the park immediately initiated recovery efforts, investing approximately $1 million in the considerable clean-up and rebuilding endeavors, including extensive tree removal, repairing nearly 3 miles of fencing and the construction of a new giraffe barn.

“The past year has been a testament to our team’s resilience and the unwavering support of our community,” remarked Lisa Brady, President, and CEO of Parks! America, Inc. “Despite the challenges we faced, we remained steadfast in our commitment to restoring Wild Animal Safari® Pine Mountain to its former glory, and I am incredibly proud of the progress we have made.”

(For more tornado related images visit: https://animalsafari.com/pine-mountain-media-kit/)

Katie Harrison, Zoo Director, expressed her gratitude for the collective efforts that enabled the park to overcome adversity. “The dedication of our team and the outpouring of support from our community have been instrumental in our recovery journey,” said Harrison. “We are immensely grateful for the opportunity to continue providing a safe and enriching environment for our animal residents and visitors alike.”

Despite the remarkable progress achieved over the past year, Wild Animal Safari® Pine Mountain acknowledges that there is still work to be done. Reconstruction efforts have included repairing the majority of the dozen-plus enclosures that were damaged, including the construction of a new giraffe barn, and new wolf and bear habitats. Additionally, significant repairs have been made to sidewalks and fencing in the walkabout area, enhancing both safety and aesthetics.

Looking ahead, the park remains committed to its ongoing revitalization efforts, with a focus on key projects that will further elevate the visitor experience. Among these initiatives is the construction of a new restroom building, as the prior structure sustained irreparable damage in the tornado. This project will also feature an enhanced arrival experience and entry plaza, expected to be complete in late summer of 2024. Additionally, the first phase of a multi-phase rebuild of the park’s big cat area is underway, with an all-new carnivore night house for the park’s tigers and lions. Furthermore, new in 2024, visitors can experience our all-new South America encounter featuring capybara feeding, enriching the park’s diverse array of attractions.

Ms. Brady adds, “Our 2024 projects are well underway, and while we look forward to the completion of new and improved restrooms and the arrival experience, we are all grateful to be welcoming guests for our 2024 spring break and continuing to deliver epic laughs, smiles, and memories for our visitors.”

The one-year anniversary of the tornado coincides with the start of Wild Animal Safari® Pine Mountain’s busy spring break and summer season. As the park welcomes visitors old and new, it stands as a symbol of resilience, strength, and the enduring power of community spirit.

About Wild Animal Safari®, Pine Mountain:

Wild Animal Safari®, Pine Mountain, is a premier wildlife park offering visitors an immersive safari experience. Located in Pine Mountain, Georgia, the park boasts a diverse array of animal species and attractions, including the popular Drive-Thru Safari. For more information, visit www.info.ga@animalsafari.com

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s annual report and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the 2024 annual meeting of stockholders of the Company (the “2024 Annual Meeting”). In connection with the Company’s special meeting of stockholders, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) on February 12, 2024 (the “Definitive Proxy Statement”). The Company also intends to file a definitive proxy statement and a WHITE Proxy Card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the 2024 Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE 2024 ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Stockholders will be able to obtain the definitive proxy statement with respect to the 2024 Annual Meeting and the Definitive Proxy Statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady
President and Chief Executive Officer
(706) 663-8744

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